Exhibit 99.1

Contact: Harold A. Hurwitz, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2014

FOURTH QUARTER AND FULL-YEAR RESULTS

IRVINE, CA, September 18, 2014 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2014 fourth quarter and full-year ended June 30, 2014.

Quarter Ended June 30, 2014

Net sales for the three months ended June 30, 2014 increased $492,000, or 18%, to $3.2 million from $2.7 million for the three months ended June 30, 2013, due primarily to an increase of $746,000 in medical device product and repair revenues from the Company’s largest customer, partially offset by an aggregate decrease in sales of $349,000 to two former customers. The growth in sales to the Company’s largest customer arose from the resumption of product delivery orders from this customer in December 2013, following the customer’s suspension of such orders from March through November 2013 ostensibly to relieve an inventory buildup of the Company’s product.

Gross profit for the three months ended June 30, 2014 increased $366,000, or 65%, to $931,000, compared to $565,000 for the year-ago period, primarily as a result of the increased sales volume between periods. Also contributing to the growth in gross profit were decreases of $113,000 in inventory and warranty charges and $137,000 in accruals recorded for anticipated losses from the fixed-price development services portion of certain contracts. The decrease in these charges and accruals also contributed to an increase in gross margin as a percentage of sales, which rose to 29% for the three months ended June 30, 2014 from 21% for the corresponding period in 2013.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended June 30, 2014 decreased 24% to $958,000 from $1.3 million in the prior year’s corresponding quarter, reflecting primarily the effects of the Company’s continued cost reduction efforts.

Income from continuing operations for the quarter ended June 30, 2014 was $27,000, compared to a loss from continuing operations of $680,000 in the corresponding quarter in 2013. Net income for the quarter ended June 30, 2014 was $23,000, or $0.01 per share, compared to a net loss of $673,000, or $0.20 per share, for the corresponding quarter in 2013.

Year Ended June 30, 2014

Sales for the year ended June 30, 2014 decreased $1.4 million, or 12%, to $10.8 million from $12.2 million for the year ended June 30, 2013. Contributing to this reduction were decreases from fiscal 2013 to 2014 of (a) $491,000 in sales to the Company’s largest customer, arising from the effects of the suspension of product delivery orders during the first five months of fiscal 2014, (b) $428,000 in repair revenues from its former largest customer, from whom the Company expects no future revenue, and (c) $204,000 in sales of the Company’s motion control product line.

Gross profit for the year ended June 30, 2014 decreased $750,000, or 20%, to $3.0 million from $3.7 million for fiscal 2013, due primarily to the reduced sales volume in fiscal 2014 and to a $141,000 increase from fiscal 2013 to 2014 of accruals to record anticipated losses from the fixed-price development services portion of certain contracts, partially offset by a $480,000 decrease from fiscal 2013 to 2014 in inventory and warranty charges. Gross margin as a percentage of sales declined three percentage points from 30% in fiscal 2013 to 27% in fiscal 2014. Contributing to this decline were the increased accruals related to the product development contracts, and to under-absorption of overhead due to the reduced sales volume in fiscal 2014, partially offset by the lower inventory and warranty charges.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the year ended June 30, 2014 decreased 33% to $3.8 million from $5.6 million in fiscal 2013, reflecting primarily the effects of the Company’s continued cost reduction efforts. Also contributing to the decrease were non-recurring of charges of $190,000 incurred in fiscal 2013 in connection with the contested election of directors at the Company’s January 2013 Annual Meeting of Shareholders.

Loss from continuing operations for the year ended June 30, 2014 was $651,000, compared to a loss from continuing operations of $1.9 million for fiscal 2013. Net loss for the year ended June 30, 2014 was $488,000, or $0.14 per share, compared to a net loss of $1.8 million, or $0.54 per share, for fiscal 2013.

During the year ended June 30, 2014, the Company used $329,000 of cash in operating activities, compared to the use of $1.3 million of cash in operating activities in fiscal 2013. This improvement results primarily from the corresponding improvement in results of operations in fiscal 2014, relative to 2013, and to the liquidation through sales in fiscal 2014 of a build-up of the Company’s inventory that occurred in late fiscal 2013. These factors were partially offset by an increase in accounts receivable from the fiscal year-end in 2013 to year-end 2014, which corresponded to the sales increase in the fourth quarter of fiscal 2014, relative to the corresponding period in 2013.

CEO Comments

Harold A. (“Hal”) Hurwitz, the Company’s President and Chief Executive Officer, commented, “One year ago I stated that our goal was ‘to restore Pro-Dex to profitability and positive cash flow from operations.’ Today, it is evident we have not yet achieved that goal, but we believe we are well along the path to achieving it.”

“Fiscal 2014 brought its challenges: We endured a nearly complete suspension of product delivery orders from our largest customer for the first five months of the year, we experienced unanticipated delays in completing two large product development projects involving new designs and technological applications for the markets to be served, and a major contract manufacturing customer encountered delays of its own in completing its product development. As a result, revenue recognition was deferred, fixed manufacturing overhead costs were not fully absorbed and losses on the development projects were incurred.”

“Even with these challenges, the right-sizing of our cost footprint over the past 18 months contributed to improved financial results during each quarter of fiscal 2014, relative to the corresponding quarters of fiscal 2013, and we finished fiscal 2014 with an essentially break-even, albeit profitable, fourth quarter. This focus on cost control, as well as on inventory and other balance sheet expenditure controls, contributed to positive cash flow from operating activities for both the third and fourth quarters of fiscal 2014. For these results, I thank the Pro-Dex employees for their continued hard work and commitment.”

“In addition, I am pleased to report that, in July 2014, our largest customer issued us purchase orders for the manufacture and delivery of $3.5 million of product through December 2015, which will commence upon our fulfillment of the customer’s current purchase orders that call for shipments between now and December 2014. In addition, the two product development projects described above are nearing completion, which we believe will occur during our second fiscal quarter ending December 31, 2014, and which we believe will be followed in subsequent quarters during fiscal 2015 by the aforementioned contract manufacturing project.”

“Finally, I will comment briefly on the Form 8-K we filed with the Securities and Exchange Commission this past July regarding our potential $225,000 acquisition of a Northern California-based manufacturing company. We have been, and continue to be, open to considering transactions that make financial sense for Pro-Dex. Regarding the potential acquisition described in July’s Form 8-K, I can report only that our due diligence procedures are underway, but that no assurance can be given as to the successful completion of the transaction.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company's fiscal 2014 fourth quarter and fiscal year financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company's website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on October 2, 2014 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 13591162. An online archive of the broadcast will be available on the Company's website www.pro-dex.com for a period of 365 days.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$3,188	$1,680
Accounts receivable, net of allowance for doubtful accounts of $29 and $24	1,776	1,339
Unbilled receivables	1,073	244
Other current receivables	31	34
Inventory	2,600	3,834
Prepaid expenses	110	157
Deferred income taxes	115	59
Total current assets	8,893	7,347
Investments	1,058	370
Plant, equipment and leasehold improvements, net	1,575	2,065
Real estate held for sale	—	733
Intangibles	105	—
Other assets	77	80
Total assets	$11,708	$10,595

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$744	$844
Accrued liabilities	1,090	1,276
Deferred revenue	232	141
Income taxes payable	53	48
Capital lease obligations	8	5
Total current liabilities	2,127	2,314
Non-current liabilities:
Deferred income taxes	115	59
Deferred rent	243	270
Capital lease obligations, net of current portion	7	15
Total non-current liabilities	365	344
Total liabilities	2,492	2,658

Commitments and Contingencies

Shareholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 4,211,019 and 3,348,184 shares issued and outstanding at June 30, 2014 and 2013, respectively	18,582	17,012
Accumulated other comprehensive income	202	5
Accumulated deficit	(9,568)	(9,080)
Total shareholders’ equity	9,216	7,937
Total liabilities and shareholders’ equity	$11,708	$10,595

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

	Years Ended June 30,
	2014	2013

Net sales	$10,812	$12,249
Cost of sales	7,846	8,533
Gross profit	2,966	3,716

Operating expenses:
Selling expenses	585	1,255
General and administrative expenses	1,713	2,566
Research and development costs	1,482	1,790
Total operating expenses	3,780	5,611
Operating loss	(814)	(1,895)
Other income (expense):
Interest income	12	3
Realized gain on sale of investments	65	—
Loss on sale of equipment	(10)	—
Interest expense	(8)	(11)
Total other income (expense)	59	(8)

Loss from continuing operations before income taxes	(755)	(1,903)
Benefit from income taxes	104	39

Net loss from continuing operations	(651)	(1,864)
Income from discontinued operations, net of income taxes	163	80
Net loss	$(488)	$(1,784)

Other comprehensive income, net of tax:
Unrealized gain from marketable equity investments	262	5
Less: Reclassification of gains included in net loss	(65)	—
Comprehensive loss	$(291)	$(1,779)

Basic and diluted income (loss) per share:
Net loss from continuing operations	$(0.19)	$(0.56)
Income from discontinued operations	0.05	0.02
Net loss	$(0.14)	$(0.54)

Weighted average common shares outstanding	3,493,151	3,321,732

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For The Years Ended June 30, 2014 and 2013

(In thousands, except share data)

	Common Shares
	Number of Shares	Amount	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance at June 30,2012	3,272,350	$16,846	$—	$(7,296)	$9,550
Net loss	—	—	—	(1,784)	(1,784)
Exercise of stock options	43,334	66	—	—	66
Unrealized gain from marketable equity investments	—	—	5	—	5
Share-based compensation plan activity	32,500	100	—	—	100
Balance at June 30, 2013	3,348,184	$17,012	$5	$(9,080)	$7,937
Net loss	—	—	—	(488)	(488)
Issuance of common stock from rights offering	868,732	1,514	—	—	1,514
Exercise of stock options	4,104	6	—	—	6
Unrealized gain from marketable equity investments	—	—	197	—	197
Share-based compensation plan activity	(10,001)	50	—	—	50
Balance at June 30, 2014	4,211,019	$18,582	$202	$(9,568)	$9,216

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(488)	$(1,784)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	527	582
Gain on sale of real estate held for sale	(167)	—
Loss on sale or disposal of equipment	10	—
Realized gain on sale of investments	(65)	—
Share-based compensation	50	100
Allowance for doubtful accounts	5	8
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(440)	325
Unbilled receivables	(828)	(244)
Inventory	1,234	(1,043)
Prepaid expenses and other assets	50	(13)
Accounts payable, accrued expenses and deferred rent	(313)	69
Deferred revenue	91	121
Income taxes receivable and payable	5	608
Net cash used in operating activities	(329)	(1,271)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(50)	(86)
Proceeds from sale of real estate held for sale	900	—
Proceeds from sale of equipment	4	—
Proceeds from sale of investments	228	—
Increase in intangibles	(105)	—
Purchase of investments	(654)	(366)
Net cash provided by (used in) investing activities	323	(452)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease and bank term loan	(5)	(775)
Net proceeds received from common stock rights offering	1,513	—
Proceeds from exercise of stock options	6	66
Net cash provided by (used in) financing activities	1,514	(709)

Net increase (decrease) in cash and cash equivalents	1,508	(2,432)
Cash and cash equivalents, beginning of year	1,680	4,112
Cash and cash equivalents, end of year	$3,188	$1,680